Exhibit 5.A.2

June 6, 2018

Mr. Taro Aso

Minister of Finance

Tokyo, Japan

Mr. Shinichi Kitaoka

Japan International Cooperation Agency

Tokyo, Japan

Ladies and Gentlemen:

We have acted as U.S. counsel to the underwriters named in Schedule II to the underwriting agreement, dated as of June 5, 2018 (New York City time) / June 6, 2018 (Tokyo time) (the “Underwriting Agreement”), a copy of which is being filed as Exhibit 5.C to Amendment No. 1 to the Annual Report of Japan International Cooperation Agency (the “Issuer”) on Form 18-K/A for the fiscal year ended March 31, 2017 (the “Amendment”), relating to the offering by the Issuer of an aggregate of $500,000,000 principal amount of the Issuer’s 3.375% Guaranteed Bonds due June 12, 2028 (the “Bonds”), guaranteed as to payment of principal and interest by Japan (the “Guarantor”) (the “Guarantee” and, together with the Bonds, the “Securities”). The Securities are to be issued pursuant to a fiscal agency agreement, dated as of June 5, 2018 (New York City time) / June 6, 2018 (Tokyo time) (the “Fiscal Agency Agreement”, and together with the Underwriting Agreement, the “Agreements”), among the Issuer, the Guarantor, MUFG Bank, Ltd., London Branch, as the Fiscal Agent, Principal Paying Agent and Transfer Agent (the “Fiscal Agent”) and MUFG Union Bank, N.A., as the U.S. Representative of the Fiscal Agent.

In connection with the opinions set forth herein, we have examined such corporate records, documents (including, without limitation, the Underwriting Agreement and Fiscal Agency Agreement), instruments, certificates of public officials and of the Issuer and the Guarantor, and have considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also examined (i) the Registration Statement on Form S-B (No. 333-216521) (the “Registration Statement”) filed by the Issuer and the Guarantor relating to the Securities with the United States Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Act”), (ii) prospectus, dated March 17, 2017 (the “Base Prospectus”), which forms a part of the Registration Statement, (iii) the preliminary prospectus supplement, dated June 4, 2018 (together with the Base Prospectus, the “Preliminary Prospectus”), (iv) prospectus supplement, dated June 5, 2018 (together with the Base Prospectus, the “Prospectus”) and (v) the term sheet relating to the Securities filed by the Issuer with the Commission as a free writing prospectus on June 5, 2018.

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In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of all documents, we have assumed that each party thereto had the power and authority to execute and deliver, and to perform and observe the provisions of, such documents, and we have also assumed the due authorization by each such party of all requisite actions and the due execution and delivery of such documents by each such party, and that (except as provided in our opinions below) such documents constitute, or will constitute upon execution and delivery thereof, the legal, valid and binding obligations of each such party.

In addition, the opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)	the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)	limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of any provision of the Fiscal Agency Agreement, the Bonds and the Guarantee, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)	limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

Based upon and subject to the foregoing and other qualifications and limitations set forth herein, and assuming that the Fiscal Agency Agreement has been duly authorized, executed and delivered, we are of the opinion that:

1. When the Bonds have been duly authorized, executed, authenticated and issued by the Issuer and sold as contemplated by the Agreements, the Bonds will constitute valid and legally binding obligations of the Issuer; and

2. When the Guarantee has been duly authorized, executed and issued by the Guarantor as contemplated by the Agreements, the Guarantee will constitute a valid and legally binding obligation of the Guarantor.

We express no opinion as to the effect of the compliance or non-compliance of the Issuer or the Guarantor with any law, regulation or order applicable to it. Furthermore, we express no opinion as to matters governed by the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof, or the effect on the opinions expressed herein of the laws of any other jurisdiction.

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We hereby consent to the filing of this opinion as Exhibit 5.A.2 to the Amendment and to the references to us under the heading “Validity of Securities” in the Preliminary Prospectus and the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP